Exhibit 99.1

Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports Third Quarter 2005 Results

- Patient enrollment completed in velafermin Phase II randomized trial -

- 454 Life Sciences and Roche initiate commercial launch of the Genome Sequencer 20 System -

BRANFORD, Conn., – October 27, 2005 – CuraGen Corporation (NASDAQ: CRGN) today reported financial results for the third quarter ended September 30, 2005. CuraGen continues to focus on bringing its pipeline of therapeutics through clinical and preclinical development, while ensuring careful management of expenditures. Net loss for the third quarter was $22.2 million or $0.42 per share, compared to $21.5 million or $0.43 per share for the same period in 2004. As part of CuraGen’s ongoing prioritization and focus on drug development, approximately $1.3 million in restructuring and lease-related charges were taken in the third quarter.

During the third quarter, CuraGen repurchased a total of $49.8 million of its 6% convertible debt, due February 2007, bringing the year-to-date total repurchases to $63.8 million face value. As of September 30, 2005, CuraGen had available cash and investments of $232.6 million, and outstanding 6% convertible debt of $66.2 million, due February 2007, and 4% convertible debt of $110.0 million, due February 2011.

Total revenues in the third quarter were approximately $5.8 million, compared to $2.4 for the same period in 2004. In the third quarter of 2005, 454 Life Sciences recognized $3.7 million in revenue for instrument systems, proprietary reagents and service sales, and $0.6 million in grant revenue. In October 2005, 454 Life Sciences and Roche announced the commercialization of 454 Life Sciences’ products. Achievement of this milestone triggered a $7.5 million payment to 454 Life Sciences from Roche which will be recognized as revenue over the term of the Roche agreement.

CuraGen’s consolidated net loss for 2005 is projected to range from $77 to $80 million. Excluding net cash used of approximately $41 million for the repurchases of outstanding 2007 convertible debt, the 2005 consolidated operating cash burn guidance is expected to range from $65 to $70 million, a decrease of $10 million from previous guidance. Operating cash burn guidance for 2005 includes receipt of approximately $19 million in milestone payments from Roche and payments of approximately $7.2 million in milestones to TopoTarget.

CuraGen Pipeline Update

“We made significant progress advancing CuraGen’s oncology pipeline during the third quarter, highlighted by the completion of patient enrollment in our Phase II randomized study of velafermin nearly six months ahead of our own estimates. We look forward to completing patient follow-up by the end of 2005, followed by the anticipated presentation of results at a medical conference in the first quarter of 2006,” stated Timothy M. Shannon, M.D., Executive Vice President of Research and Development, and Chief Medical Officer at CuraGen. “Our PXD101 clinical program has expanded to three proof-of-concept trials evaluating this HDAC inhibitor for the treatment of multiple myeloma, colorectal and ovarian cancers. We anticipate initiating additional studies in the fourth quarter of this year, and look forward to reporting preliminary results from this program beginning in mid-2006. We also remain on track to initiate a Phase I clinical trial with CR011, our fully-human monoclonal antibody-drug conjugate, which will be evaluated as a potential treatment for metastatic melanoma, in the first half of next year.”

Recent Pipeline Highlights

•	Velafermin: Completed patient enrollment in Phase II randomized, placebo-controlled, double-blind clinical trial of a single-dose of velafermin for the prevention of oral mucositis. More than 200 patients have been treated in this study and the trial will be clinically complete by the end of 2005 with the presentation of results anticipated during the first quarter of 2006.

•	PXD101: Initiated two separate Phase Ib proof-of-concept clinical trials evaluating PXD101, a small molecule HDAC inhibitor, in combination regimens for the treatment of solid tumors. The first study is evaluating PXD101 in combination with 5-fluorouracil (5-FU) for the treatment of advanced solid tumors, including colorectal cancer. The second trial is investigating PXD101 in combination with paclitaxel and/or carboplatin for the treatment of advanced solid tumors, including ovarian cancer.

Upcoming CuraGen Presentations

•	American Society of Nephrology (ASN) Renal Week

o	A Phase I study of safety, tolerability, pharmacokinetics and pharmacodynamics of CR002, a fully-human monoclonal antibody which neutralizes PDGF?D. Presentation date: Saturday, November 12, 2005.

•	AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics

o	Treatment parameters modulating regression of human melanoma xenografts in situ by an antibody-drug conjugate (CR011-vcMMAE) targeting gpNMB-expressing tumor cells. Presentation date: Tuesday, November 15, 2005.

o	Activity of the histone deacetylase (HDAC) inhibitor PXD101 in preclinical ovarian cancer studies. Presentation date: Wednesday, November 16, 2005.

o	Gene profiling of PXD101, a novel hydroxamate type inhibitor of histone deacetylase, leads to identification of Aurora kinase inhibition. Presentation date: Thursday, November 17, 2005.

o	Updated results of the first in man evaluation of the histone deacetylase (HDAC) inhibitor, PXD101 in cancer patients. Presentation date: Thursday, November 17, 2005.

•	American Society of Hematology (ASH) Annual Meeting

o	Activity of the histone deacetylase (HDAC) inhibitor PXD101 in preclinical studies and in a Phase I study in patients with advanced hematological tumors. Presentation date: Monday, December 12, 2005.

454 Life Sciences Update

454 Life Sciences sold and installed an additional four Genome Sequencer 20 Systems in the third quarter. In October 2005, Roche initiated commercial sales of 454 Life Sciences’ Genome Sequencer 20 System and reagents. Roche Applied Science will now supply 454 Life Sciences’ current customer base and expand the reach of 454 Life Sciences’ products to researchers world-wide. Under the terms of the Roche agreement, 454 Life Sciences will earn royalties on product sales by Roche, and a margin on instruments and reagents supplied to Roche.

“I am extremely proud of the 454 Life Sciences’ team and the accomplishments we have made over the past few months,” stated Christopher K. McLeod, President and Chief Executive Officer of 454 Life Sciences. “The launch of the Genome Sequencer 20 System with Roche Applied Science triggered milestone payments that will likely enable 454 to be cash-flow positive for 2005. In addition to selling the Genome Sequencer 20 to customers through our partner, 454 also continues to grow its sequencing services for whole genome and ultra-deep sequencing for clients at our state-of-the-art Measurement Services Center in Branford, Connecticut. Researchers who can not afford to purchase their own instrument system can quickly and economically have 454 generate their desired sequencing data.”

Conference Call Details and Dial-in Information

Date:	Thursday, October 27, 2005
Time:	10:00 a.m. ET
Dial-in:	877-272-5391 (domestic)
706-758-4315 (international)
Passcode:	1380519
Webcast:	Access to the live webcast is available on CCBN and at http://www.curagen.com.

A replay of the conference call will be available starting at 1:00 p.m. Eastern time on Thursday, October 27, 2005 through Sunday, November 27, 2005 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 1380519. An archive of the webcast will be available for 30 days at http://www.curagen.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for unmet medical needs. The Company is headquartered in Branford, CT. For additional information please visit http://www.curagen.com.

About 454 Life Sciences

454 Life Sciences, a 66% majority-owned subsidiary of CuraGen Corporation (Nasdaq: CRGN), is commercializing novel instrumentation and measurement services for rapidly and comprehensively conducting high-throughput nucleotide sequencing, with specific application to sequencing of whole genomes and ultra-deep sequencing of target genes. 454 Life Sciences’ Genome Sequencer 20 System enables one individual to prepare and sequence an entire genome after performing a single sample preparation, irrespective of the size of the genome being studied. The hallmark of 454 Life Sciences’ technology is the PicoTiterPlate™, which allows a single instrument using patented light emitting sequencing chemistries to produce over 20 million nucleotide bases per five-hour run, totaling more than 100 times the capacity of instruments using the current macro-scale technology.

454 Life Sciences offers sequencing services directly to customers on a fee for service basis at their state-of-the-art Measurement Services Center. The Genome Sequencer 20 System and reagents are available exclusively from Roche Applied Sciences. For additional information on 454, please visit www.454.com. For additional information on the Genome Sequencer 20 System and reagents, please visit http://www.roche-applied-science.com.

Safe Harbor

This press release contains forward-looking statements, including statements about CuraGen’s financial guidance for 2005; CuraGen’s expectation that its Phase II study of velafermin will be clinically complete by the end of 2005 and that the results of that study will be presented in the first quarter of 2006; CuraGen’s anticipation that it will initiate additional studies of PXD101 in the fourth quarter of 2005, with preliminary results from this program beginning in mid-2006; CuraGen’s belief that it will initiate a Phase I clinical study of CR011 as a potential treatment for metastatic melanoma in the first half of 2006; Roche Applied Science’s supplying 454 Life Sciences’ current customer base; Roche’s expansion of the reach of 454 Life Sciences’ products to researchers world-wide; and the likelihood of 454 Life Sciences becoming cash-flow positive in 2005. Such statements are based on our current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, uncertainty of additional funding, the early stage of development of 454’s products and technologies, CuraGen’s stage of development as a genomics-based pharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, 454’s and CuraGen’s history of incurring losses and the uncertainty of achieving profitability, CuraGen’s reliance on research collaborations and strategic alliances, competition, patent infringement claims against 454’s and CuraGen’s products, processes and technologies, the ability to protect 454’s and CuraGen’s patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to CuraGen’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 for a complete description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Grant revenue	$639	$395	$1,975	$753
Instrument and reagent sales	3,029	—	6,239	—
Collaboration revenue	2,120	2,003	5,294	4,534

Total revenue	5,788	2,398	13,508	5,287

Operating expenses:
Grant research	534	302	1,479	402
Cost of instrument and reagent sales	958	—	1,636	—
Research and development	20,419	17,341	53,456	57,073
Asset impairment	—	1,909	—	1,909
General and administrative	5,003	4,533	13,957	14,336
Restructuring and related charges	1,280	—	1,280	—

Total operating expenses	28,194	24,085	71,808	73,720

Loss from operations	(22,406)	(21,687)	(58,300)	(68,433)
Interest income	2,081	2,125	6,395	6,177
Interest expense	(2,775)	(3,360)	(9,370)	(9,582)
Gain (loss) on extinguishment of debt	358	—	1,766	(294)

Loss before income taxes and minority interest in subsidiary loss	(22,742)	(22,922)	(59,509)	(72,132)
Income tax benefit	140	111	285	295
Minority interest in subsidiary loss	423	1,333	1,966	4,128

Net loss	($22,179)	($21,478)	($57,258)	($67,709)

Basic and diluted net loss per share	$(0.42)	$(0.43)	$(1.12)	$(1.36)

Weighted average number of shares used in computing basic and diluted net loss per share	52,731	49,994	51,120	49,891

SELECTED BALANCE SHEET INFORMATION
			September 30, 2005	December 31, 2004
			(unaudited)
Cash and investments			$232,617	$328,120
Working capital			210,266	312,024
Total assets			280,132	369,212
Total long-term liabilities			176,733	241,000
Accumulated deficit			437,147	379,889
Stockholders’ equity			71,804	106,897